EX. 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Jackson Variable Series Trust:

We consent to the use of our report dated February 23, 2018, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP
Chicago, Illinois
April 23, 2018